Exhibit 99.1

U.S. Physical Therapy Reports Significantly Higher First Quarter Earnings

Company Declares Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--May 3, 2012--U.S. Physical Therapy, Inc. (NasdaqGS:USPH), a national operator of outpatient physical therapy clinics, today reported results for the first quarter ended March 31, 2012.

U.S. Physical Therapy’s net income for the quarter ended March 31, 2012 increased 19.5% to $4.5 million from $3.7 million in the first quarter of 2011. Diluted earnings per share rose 22.5% to $.38 from $.31.

First Quarter 2012 compared to First Quarter 2011

  Net revenues increased 10.3% from $56,741,000 in the first quarter of 2011 to $62,582,000 in the first quarter of 2012, primarily due to an increase in patient visits of 12.3% from 515,000 to 579,000. The average net patient revenue per visit for the recent quarter was $104.55 as compared to $104.57 in the comparable 2011 period.
  Total clinic operating costs were $46,449,000, or 74.2% of net revenues, in the first quarter of 2012, as compared to $41,578,000, or 73.3% of net revenues, in the 2011 period. Clinic salaries and related costs were 52.4% of net revenues in the recent quarter versus 52.2% in the 2011 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.9% for both periods. The provision for doubtful accounts as a percentage of net revenues was 1.8% for the 2012 period versus 1.1% in the 2011 quarter.
  Corporate office costs declined to $6,262,000 in the first quarter of 2012 as compared to $6,481,000 in the 2011 first quarter. Corporate office costs were 10.0% of net revenues in the 2012 period versus 11.4% in the 2011 period.
  Operating income for the first quarter of 2012 rose to $9,871,000 compared to $8,682,000 in the 2011 first quarter.
  Interest expense increased to $162,000 in the first quarter of 2012 from $73,000 in the first quarter of 2011 due to higher average borrowings in the 2012 period.
  Net income attributable to non-controlling interests was $2,334,000 in the recent quarter as compared to $2,439,000 in the year earlier period. The reduction is attributable to the Company’s increased ownership interest in certain of its physical therapy partnerships.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both the 2012 and 2011 periods.
  Reported net income attributable to common shareholders in the first quarter of 2012 was $4,478,000 compared to $3,746,000 in the first quarter of 2011. Diluted earnings per share were $0.38 versus $0.31.
  Same store revenues for de novo and acquired clinics open for one year or more increased 5.9%. Higher same store visits accounted for the increase as the average net rate per visit remained basically flat.

Chris Reading, Chief Executive Officer, said, “Overall, this was a strong quarter for our Company coupling one of the highest same store volume growth quarters in our history with a solid net rate. We remain excited about our current opportunities for continued growth as we work to further improve our business.”

U.S. Physical Therapy Declares Quarterly Dividend

The Company announced that a regular quarterly dividend of $0.09 per share will be paid on June 1, 2012 to shareholders of record as of May 15, 2012.

Year End Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time, on Thursday, May 3, 2012 to discuss the Company’s First Quarter 2012 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 72888743 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 414 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Net patient revenues	$60,499	$53,872
Other revenues	2,083	2,869
Net revenues	62,582	56,741

Clinic operating costs:
Salaries and related costs	32,799	29,639
Rent, clinic supplies, contract labor and other	12,484	11,295
Provision for doubtful accounts	1,117	624
Closure costs	49	20
Total clinic operating costs	46,449	41,578

Corporate office costs	6,262	6,481

Operating income	9,871	8,682

Interest and other income, net	2	2
Interest expense	(162)	(73)

Income before taxes	9,711	8,611
Provision for income taxes	2,899	2,426

Net income including noncontrolling interests	6,812	6,185
Less: net income attributable to noncontrolling interests	(2,334)	(2,439)
Net income attributable to common shareholders	$4,478	$3,746

Earnings per share attributable to common shareholders:
Basic	$0.38	$0.32

Diluted	$0.38	$0.31

Shares used in computation:
Basic	11,726	11,718

Diluted	11,838	11,945

Dividends declared per common share	$0.09	$0.08

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Numerator:
Net income attributable to common shareholders	$4,478	$3,746

Denominator:
Denominator for basic earnings per share - weighted-average shares	11,726	11,718
Effect of dilutive securities - Stock options	112	227
Denominator for diluted earnings per share - adjusted weighted-average shares	11,838	11,945

Earnings per share attributable to common shareholders:
Basic	$0.38	$0.32

Diluted	$0.38	$0.31

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash	$10,440	$9,983
Patient accounts receivable, less allowance for doubtful accounts of $1,892 and $2,154, respectively	29,456	28,333
Accounts receivable - other, less allowance for doubtful accounts of $186 and $883, respectively	1,979	1,614
Other current assets	5,248	5,737
Total current assets	47,123	45,667

Fixed assets:
Furniture and equipment	35,491	35,103
Leasehold improvements	19,987	20,385
	55,478	55,488
Less accumulated depreciation and amortization	42,556	42,299
	12,922	13,189
Goodwill	93,797	92,750
Other intangible assets, net	9,515	9,603
Other assets	1,079	2,043
	$164,436	$163,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,377	$1,809
Accrued expenses	10,656	14,082
Current portion of notes payable	483	433
Total current liabilities	12,516	16,324
Notes payable	334	284
Revolving line of credit	24,200	23,500
Deferred rent	946	941
Other long-term liabilities	605	623
Total liabilities	38,601	41,672

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 13,980,577 and 13,919,588 shares issued, respectively	140	139
Additional paid-in capital	36,563	36,133
Retained earnings	105,825	102,405
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	110,900	107,049
Noncontrolling interests	14,935	14,531
Total equity	125,835	121,580
	$164,436	$163,252

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Three Months Ended March 31,
	2012	2011

OPERATING ACTIVITIES
Net income including noncontrolling interests	$6,812	$6,185
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,334	1,330
Provision for doubtful accounts	1,117	624
Equity-based awards compensation expense	547	444
Loss on sale or abandonment of assets, net	58	56
Deferred income tax	1,610	365
Other	-	(374)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(2,179)	(3,774)
Increase in accounts receivable - other	(426)	(409)
Decrease in other assets	38	355
(Decrease) increase in accounts payable and accrued expenses	(3,728)	685
(Decrease) increase in other liabilities	(12)	208
Net cash provided by operating activities	5,171	5,695

INVESTING ACTIVITIES
Purchase of fixed assets	(896)	(860)
Purchase of businesses, net of cash acquired	(1,090)	-
Acquisitions of noncontrolling interests	(565)	(15)
Net proceeds on sale of fixed assets and business	6	3
Net cash used in investing activities	(2,545)	(872)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(1,919)	(1,989)
Cash dividends to shareholders	(1,058)	(943)
Proceeds from revolving line of credit	8,400	4,000
Payments on revolving line of credit	(7,700)	(4,700)
Payment of notes payable	-	(100)
Excess tax benefit from stock options exercised	58	395
Other	50	1
Net cash used in financing activities	(2,169)	(3,336)

Net increase in cash	457	1,487
Cash - beginning of period	9,983	9,179
Cash - end of period	$10,440	$10,666

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$576	$615
Interest	$283	$93
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$100	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2009					368

First Quarter 2010, March 31, 2010	1	5	(5)	(2)	367
Second Quarter 2010, June 30, 2010	7	-	-	(5)	369
Third Quarter 2010, September 30, 2010	5	-	-	(2)	372
Fourth Quarter 2010, December 31, 2010	6	20	-	(6)	392
Year Ended, December 31, 2010	19	25	(5)	(15)	392

First Quarter 2011, March 31, 2011	6	-	-	(1)	397
Second Quarter 2011, June 30, 2011	2	-	-	(1)	398
Third Quarter 2011, September 30, 2011	8	20	-	(6)	420
Fourth Quarter 2011, December 31, 2011	5	-	-	(9)	416
Year Ended, December 31, 2011	21	20	-	(17)	416

First Quarter 2012, March 31, 2012	2	2	-	(6)	414

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer, 713-297-7000
or
Chris Reading, Chief Executive Officer, 713-297-7000
or
The Ruth Group
Stephanie Carrington, 646-536-7017
or
Amy Glynn,646-536-7023